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                                                                    Exhibit 11.1

                         THE CHASE MANHATTAN CORPORATION
                                AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE

For a discussion of the computation of basic and diluted earnings per common share, see Note Ten on page 60.

Year Ended December 31, (in millions, except per share amounts)             1997        1996        1995
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
EARNINGS PER SHARE
BASIC
Earnings:
  Income Before Effect of Accounting Change                                $3,708      $2,461      $2,970
  Net Effect of Change in Accounting Principle                               --          --           (11)(a)
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  Net Income                                                               $3,708      $2,461      $2,959
  Less: Preferred Stock Dividends                                             182         219         227
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  Net Income Applicable to Common Stock                                    $3,526      $2,242      $2,732
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Shares:
  Basic Average Common Shares Outstanding                                   424.6       436.8       431.6
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Basic Earnings Per Share:
  Income Before Effect of Accounting Change                                $ 8.30      $ 5.13      $ 6.36
  Net Effect of Change in Accounting Principle                                 --          --       (0.03)(a)
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  Net Income                                                               $ 8.30      $ 5.13      $ 6.33
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DILUTED
Earnings:
  Net Income Applicable to Common Stock                                    $3,526      $2,242      $2,732
  Add: Applicable Dividend on Convertible Preferred Stock(b)                   --          --           7
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  Adjusted Net Income                                                      $3,526      $2,242      $2,739
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Shares:
  Basic Average Common Shares Outstanding                                   424.6       436.8       431.6
  Additional Shares Issuable Upon Exercise of Stock Options for
    Dilutive Effect and Conversion of Preferred Stock(b)                     14.6        16.6        21.9
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  Average Common Shares Outstanding Assuming Dilution                       439.2       453.4       453.5
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Diluted Earnings Per Share:
  Income Before Effect of Accounting Change                                $ 8.03      $ 4.94      $ 6.07
  Net Effect of Change in Accounting Principle                                 --          --       (0.03)(a)
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  Net Income                                                               $ 8.03      $ 4.94      $ 6.04
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

(a) On January 1, 1995, Chase adopted SFAS 106 for the accounting for other postretirement benefits relating to its foreign plans.

(b) During the second quarter of 1995, Chase called for redemption all of the outstanding shares of its 10% convertible preferred stock. Substantially all of the 10% convertible stock was converted to common stock prior to redemption. The preferred dividends amounted to $7 million before conversion.